NON-COMPETITION AGREEMENT

    This Non-Competition Agreement is made and entered into as of February 18, 1998, by and among Fargo Electronics, Inc., a Minnesota corporation (the "Company"), Robert Cummins, an individual residing at 9658 Xylon Avenue So., Bloomington, MN 55438 ("Founder") and Primera Technology, Inc., a Minnesota corporation wholly-owned by the Founder ("Founder

WITNESSETH

    WHEREAS, Fargo Electronics Holdings, Inc., a Delaware corporation ("Holdings"), has agreed to make an investment (the "Investment") in the Company subject to the terms of that certain Stock Purchase and Redemption Agreement (the "Purchase Agreement") dated as of the date hereof by and among the Company, Founder, and Holdings;

    WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Company has incurred indebtedness (the "Senior Indebtedness") to a group of banks, for which BankBoston, N.A. is acting as agent;

    WHEREAS, a portion of the proceeds from the Investment and the Senior Indebtedness will be used by the Company to redeem outstanding capital stock of the Company held by Founder Co. for an aggregate price of $65.0 million, subject to adjustment pursuant to the Purchase Agreement;

    WHEREAS, the Company is in the business of designing, manufacturing and marketing thermal transfer, dye sublimation and ink-jet printers and related materials and supplies. The Company's business is conducted throughout the world and the reputation and goodwill of the Company are an integral part of its business success;

    WHEREAS, Founder is the sole stockholder of Founder Co. and, as such, will derive a material benefit from the transactions contemplated by the Purchase Agreement;

    WHEREAS, the Company has distributed certain of its assets to Founder pursuant to an Asset Transfer Agreement dated as of February 17, 1998 (the "Asset Transfer Agreement") by and between the Company and Founder Co.

    WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement, and as an inducement for Holdings to make the Investment, the parties have agreed to enter into this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Founder Co. and the Founder agree as follows:

    1.  Definitions.

    Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement. In addition, the following capitalized terms shall have the following meanings:

    "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. For purposes of this Agreement, an "Affiliate" of any Person shall be deemed to include all directors, officers, employees, agents, consultants or representatives of such Person and any Person or group of Persons who owns or controls 20% or more of the voting securities or other equity interests of such Person.

    "Change of Control" with respect to any Person shall mean the occurrence of any one of the following events: (A) a merger or consolidation of such Person with or into another Person (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by stockholders or other equity owners of the Person immediately prior to such event), (B) the sale or transfer of all or substantially all of the properties and assets of the Person and its subsidiaries or (C) any purchase by any party (or group of affiliated parties) other than Holdings or any stockholder of Holdings of shares of capital stock or other equity interests of such Person (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock or other equity interests of such Person immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase.

    "Company" shall mean Fargo Electronics, Inc., a Minnesota corporation, together with all of its majority owned subsidiaries, now or hereafter in existence.

    "Company Business" shall mean the development, production, quality control, marketing, sale and distribution of (a) printers principally designed for (i) card production and reproduction (including without limitation cards and similar products used for identification and security purposes), (ii) page production and reproduction supporting media up to and including 11 "x 17" in size and (iii) digital photo production and reproduction and (b) all media, accessories and products related thereto.

    "Founder Co.. Business" shall mean the development, production, quality control, marketing, sale and distribution of (a) vinyl sign printers for media in excess of 11 "x 17" in size, (b) digital decal presses that feature automatic printing and cutting of decals of any size or shape, and (c) CD printers that feature printing on CD media.

    "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

    "Person" means an individual, a partnership, an association, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

    "Proprietary Information" means information which a Person possesses or to which such Person has rights which by its context or nature is or would reasonably be considered to be confidential by such Person, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes or computer programs. Proprietary Information includes information developed by an employee of a Person in the course of such employee's employment by such Person.

    "Territory" shall mean the United States, Canada, Mexico, the United Kingdom, Spain, France, Germany China, Japan, Singapore and each other country or jurisdiction in which the Company or any of its distributors currently sells its products or which any of them may propose in the future to sell its products.

    Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

    2.  Non-Competition by Founder and Founder Co.  Each of Founder and Founder Co. agrees, jointly and severally, that until the seventh anniversary of the date of this Agreement, except with the Company's prior written consent, neither Founder Co. nor Founder shall, and each of them shall cause each of their respective Affiliates not to, directly or indirectly, (i) engage in or (ii) own (except for passive ownership of 5% or less of any publicly traded stock), manage, operate, join or control, or participate in the ownership (except for passive ownership of 5% or less of any publicly traded stock), management, operation or control of, or be connected as a director, officer, employee, partner, lender, vendor, contractor, agent, consultant or otherwise with, any profit or non-profit business or organization in any part of the Territory which, directly or indirectly engages in the development, production, sale, distribution or support of products, the rendering of services, which are the same as, similar to or competitive with the Company Business or otherwise conducts any business which is competitive with the Company Business.

    3.  Non-Competition by the Company.  The Company agrees that until the seventh anniversary of the date of this Agreement, except with Founder's prior written consent, the Company shall not, directly or indirectly, engage in the development, production, sale, distributorship or support of products, or the rendering of services, in any part of the Territory, which are the same as, similar to or competitive with the Founder Co. Business or otherwise conduct any business which is competitive with the Founder Co. Business.

    4.  Employee Non-Solicitation by Founder and Founder Co.  Each of Founder and Founder Co. hereby agrees, jointly and severally, that, until the fifth anniversary of the date of this Agreement, neither Founder nor Founder Co. shall, and each of them shall cause each of their respective Affiliates not to, without the express written approval of the Company, (i) solicit, entice or induce any person that currently is, or at any time until the fifth anniversary of this Agreement shall be, an employee of the Company to become employed by any other person, firm or corporation, (ii) hire, employ, make an offer of employment or otherwise engage any such employee, whether as a consultant, independent contractor or otherwise, or (iii) authorize or participate with the taking of such actions by any other person, firm or corporation or assist or participate with any such person, firm or corporation in taking such action; provided, however, that (x) the provisions of this Section 4 shall not apply with respect to any person who has not been an employee of the Company for a period of one year prior to the taking of any such action described in this Section 4 and who was not induced to leave the employ of the Company, directly or indirectly, by, at the direction of or with the cooperation of Founder, Founder Co. or any of their respective Affiliates and (y) this Section 4 shall not apply to those Persons listed on Schedule 5.1 to the Asset Transfer Agreement.

    5.  Employee Non-Solicitation by the Company.  The Company hereby agrees that, until the fifth anniversary of the date of this Agreement, it shall not, and shall not permit any of its Affiliates to, without the express written consent of the Founder (i) solicit, entice or induce any person that currently is, or at any time until the fifth anniversary of the date of this Agreement shall be an employee of Founder, Founder Co. or any of their respective Affiliates to become employed by any other person, firm or corporation, (ii) hire, employ, make an offer of employment to or otherwise engage any such employee, whether as an employee, consultant, independent contractor or otherwise, or (iii) authorize or participate with the taking of such actions by any other person, firm or corporation or assist or participate with any such person, firm or corporation in taking such action; provided, however, that the provisions of this Section 5 shall not apply with respect to any person who has not been an employee of Founder, Founder Co. or any of their respective Affiliates for a period of one year prior to the taking of any such action described in this Section 5 and who was not induced to leave the employ of Founder, Founder Co. or any of theft respective Affiliates, directly or indirectly, by, at the direction of or with the cooperation of the Company or any of its Affiliates.

    6.  Confidential Information.

      (a) Founder understands and agrees that the Founder's relationship with the Company created a relationship of confidence and trust between the Founder and the Company with respect to (i) all Proprietary Information relating to Company Business, and (ii) the confidential information of others with whom the Company has a business relationship with reasonable expectations (whether as a result of a contract or otherwise) that such information will not be disclosed. The information referred to in clauses (i) and (ii) of the preceding sentence is referred to in this paragraph, collectively, as "Company Confidential Information." Founder and Founder Co. and each of their respective Affiliates shall keep in confidence and trust all Company Confidential Information, and will not use or disclose any Company Confidential Information without the written consent of the Company, except as and to the extent the use of such information is necessary for the Founder or Founder Co. to engage in the Founder Co. Business.

      (b) The Company understands and agrees that the Founder's relationship with the Company created a relationship of confidence and trust between the Founder and the Company with respect to all Proprietary Information relating to the Founder Co. Business (collectively, the "Founder Confidential Information"). The Company and each of its Affiliates shall keep in confidence and trust all Founder Confidential Information, and will not use or disclose any Founder Confidential Information without the written consent of Founder, except as and to the extent the use of such information is necessary for the Company to engage in the Company Business.

      (c) The restrictions set forth in this Section 6 shall not apply to information: (i) which either before or after the date of the disclosure to the receiving party becomes published or generally known to the public, through no fault or omission on the part of the receiving party or an affiliated party; or (ii) is reasonably required to be disclosed by the receiving party to comply with applicable laws (including any applicable federal securities laws in connection with a public offering of securities or otherwise), to defend or prosecute litigation or to comply with governmental regulations (provided however, that the receiving party provides prior written notice of such proposed disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure).

    7.  Equitable Relief: Intent of the Parties.

      (a) The Company, Founder Co. and Founder each acknowledge that a breach of the promises contained in this Agreement would result in irreparable injury to the other parties hereto and cannot adequately be compensated with money damages. Accordingly, the Company, Founder Co. and Founder agree that if any of them breaches or proposes to breach any of the promises contained in this Agreement, in addition to any other remedy which may be available at law or in equity, the other party shall be entitled to specific performance, an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to such other party.

      (b) The parties further acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. In the event that any of the provisions in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

    8.  Assignment.  None of the Company, Founder Co. or the Founder may make any assignment of this Agreement or any interest herein or delegate any of their respective duties hereunder, by operation of law or otherwise, without the prior written consent of the other party. For purposes of this Section 8, a Change of Control of the Company or Founder Co. shall be deemed to be an assignment. Notwithstanding the foregoing (i) the Company may assign its rights under this Agreement without the consent of the Founder or Founder Co. pursuant to a Change of Control of the Company and (ii) Founder Co. may assign its rights under this Agreement without the consent of the Company pursuant to a Change of Control of Founder Co.; provided that, (x) in the case of an assignment under clause (ii), such assignment does not involve any direct competitor of the Company in the Company Business, and (y) in the case of an assignment under each of clause (i) and (ii), the assignee agrees in writing to be bound by all of the restrictions and obligations set forth in this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, Founder Co. and the Founder, their respective successors, executors, administrators, heirs and permitted assigns.

    9.  Notices.  Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company, 7901 Flying Cloud Drive, Eden Prairie, MN 55344, or at any other address designated by the Company to Founder and Founder Co. in writing; if to Founder or Founder Co., c/o Primera Electronics, Inc. 7901 Flying Cloud Drive, Eden Prairie, MN 55344, or at any other address designated by Founder or Founder Co. to the Company in writing.

    10.  Jurisdiction.  The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Minnesota to enforce the covenants contained in this Agreement and the courts of any jurisdiction within the geographic scope of such covenants. In the event that the courts of one or more of such jurisdictions shall hold such covenants unenforceable (in whole or in part) by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination shall not bar or in any way affect the right of either party to the relief provided for herein in the courts of any other state or jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

    11.  Section Headings and Gender.  The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

    12.  Entire Agreement; Modifications and Waivers.  This Agreement and that certain Technology and Trademark License Agreement dated as of even date herewith by and between the Company and Founder Co. (the "License Agreement") constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. In the event of any conflict between the provisions of this Agreement and the provisions of the License Agreement, this Agreement shall govern. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No delay by any party hereto in exercising its rights hereunder shall constitute a waiver thereof. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

    13.  Counterparts/Telecopies.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and telecopy versions of signed documents shall be deemed to be original documents for purpose of the Closing.

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Non-Competition Agreement Execution Copy

    IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Founder, as of the date first above written.

COMPANY:
FARGO ELECTRONICS, INC.
By:	/s/ GARY R. HOLLAND Gary R. Holland President
FOUNDER:
By:	/s/ ROBERT P. CUMMINS Robert P. Cummins
FOUNDER CO.:
PRIMERA TECHNOLOGY, INC.
/s/ ROBERT P. CUMMINS By: Robert P. Cummins President